                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):    August 19, 1998





                            CELLULARVISION USA, INC.
               (Exact name of registrant as specified in charter)




               Delaware                 000-27582               13-3853788
     (State or other jurisdiction      (Commission             (IRS Employer
          of incorporation)             File Number)        Identification No.)



140 58th Street, Loft 7E                                         11220
Brooklyn, New York                                            (Zip Code)
(Address of principal executive offices)



Registrant's telephone number, including area code:  (718) 489-1200





                                 Not Applicable
          (Former name or former address, if changed from last report)

Item 5.  Other Events

           AUGUST 19TH BOARD MEETING, VISIONSTAR AND RELATED MATTERS

         On August 19, 1998, a meeting of the Board of Directors (the "Board") of CellularVision USA, Inc. (the "Company") was held. At the Board meeting, the directors considered, among other things, (i) the offer by Mr. Shant S. Hovnanian to sell to the Company the license of VisionStar, Inc. ("VisionStar") to operate a geostationary earth orbit satellite assigned the 113 degree satellite slot in the Ka band (the "satellite slot") and to assign to the Company VisionStar's rights under the contract between VisionStar and Orbital Sciences, Inc. (the "OSI contract") (collectively, the "VisionStar offer") ,
(ii) the removal of Mr. Bernard B. Bossard from the offices of Executive Vice President and Chief Technical Officer and (iii) motions made by Mr. Bossard to remove Mr. Hovnanian from the office of Chairman and Chief Executive Officer of the Company and to remove Willkie Farr & Gallagher ("Company Counsel") as legal counsel to the Company.

Rejection of the VisionStar Offer

         At the Board meeting, the directors considered the VisionStar offer, which consisted of the offer to sell to the Company VisionStar's satellite slot and to assign to the Company VisionStar's rights under the OSI contract for a purchase price equal to Mr. S. Hovnanian's documented out-of-pocket costs related to the procurement of the satellite slot and the negotiation of the OSI contract, not to exceed $300,000.

         Background. VisionStar, a company wholly-owned by the Company's Chairman and Chief Executive Officer, Mr. S. Hovnanian, applied for a Ka band satellite license with a geosynchronous orbital slot overlooking the continental United States in September of 1995, and was awarded such a license in May 1997. The circumstances of VisionStar's initial application to the Federal Communications Commission (the "FCC") are a matter of dispute within the Board. Mr. S. Hovnanian maintains that he made every effort to convince the then-members of the Board, including a representative of its strategic partner, Bell Atlantic, and Mr. Bossard, to lend their support to the idea of constructing, launching and operating a geosynchronous Ka band satellite to support nationwide distribution of Local Multipoint Distribution Service ("LMDS") services (the "VisionStar project"). According to Mr. S. Hovnanian, all of the Company's directors informed him that support of such an application would not in their judgment be a prudent or appropriate use of the Company's limited financial resources or those of its affiliate, CellularVision Technology & Telecommunications, L.P., but that he should consider himself free to do so using his own funds if he so desired. Also according to Mr. Hovnanian, he offered Mr. Bossard and Mr. Vahak Hovnanian an opportunity to participate personally in the VisionStar project, but neither indicated any interest in doing so. Mr. S. Hovnanian estimates that he has expended approximately $150,000 of his own funds in pursuit of the VisionStar satellite slot and the OSI contract to construct the satellite, with additional accrued but unpaid expenses of approximately $100,000.

         Director Bossard maintains that he only became aware of Mr. S. Hovnanian's interest in VisionStar following the award of the license in 1997, whereupon he began to press the view that VisionStar represented a misappropriated corporate opportunity. In May 1997, in response to Mr. Bossard's views concerning VisionStar, certain directors asked the Company's management to evaluate the prospect of including the VisionStar project as part of the Company's national strategy. Management reported back to these directors that the Company's national strategy was focused on LMDS services and that the VisionStar project was not compatible with the Company's LMDS business.

         Consistent with Mr. S. Hovnanian's view that his actions with respect to VisionStar had been fully authorized and appropriate, in January of 1998, VisionStar's outside counsel conveyed to the Company Mr. S. Hovnanian's offer to transfer an 80% interest in VisionStar to the Company if (i) the Company would agree to reimburse VisionStar for all costs incurred to date, not to exceed $1 million, and (ii) the Company would enter into a satisfactory employment agreement with Mr. S. Hovnanian that would continue his position as Chairman and Chief Executive Officer of the Company. This offer elicited no response from Mr. Bossard or his counsel.

         In the autumn of 1997, Mr. Bossard engaged the services of a satellite industry consultant to evaluate VisionStar for purposes of possible litigation. During this period, the Company was working with the investment banking firm of Lazard Freres with a view to exploring its financing alternatives. After becoming aware of the possibility of Mr. Bossard commencing a shareholder derivative suit on behalf of the Company against Mr. S. Hovnanian, Lazard Freres advised the Company that certain structural and corporate governance matters would need to be addressed by the Company in order to consummate a high yield financing transaction. The ownership of VisionStar was one such matter. Messrs.
S. Hovnanian and Bossard, in their capacities as shareholders, had several meetings to discuss these matters. Mr. Bossard's consultant attended several of these meetings and made a number of proposals to resolve some of the concerns of Lazard Freres. According to Mr. S. Hovnanian, the proposals of Mr. Bossard's consultant were generally acceptable to Mr. S. Hovnanian but not to Mr. Bossard. In any event, no agreements regarding any of the consultant's structural and corporate governance proposals were reached by Messrs. S. Hovnanian and Bossard.

         During this same period, Mr. Bossard, through his attorneys, renewed their requests for fuller disclosure of information relating to VisionStar and reiterated their view that it represented a misappropriated corporate opportunity.

         On May 20, 1998, at a meeting of the Board of Directors of the Company, on the same day as the Company's 1998 Annual Meeting of Stockholders, Mr. S. Hovnanian offered to contribute 100% of VisionStar to the Company for no consideration other than reimbursement of his documented, out-of-pocket expenses related thereto, not to exceed $300,000 in any event, and payable in the form of a deferred, subordinated promissory note. Mr. S. Hovnanian noted at that time that the terms of VisionStar's FCC license required it to enter into a contract for the construction of its satellite by June 30, 1998, and that VisionStar was in active negotiations with several companies, including Orbital Sciences, Inc. ("OSI"), for a contract that would satisfy this FCC requirement and would defer any upfront cash payments to the greatest possible extent.

         Mr. S. Hovnanian announced the VisionStar offer to the Company's stockholders gathered for the annual meeting, and the Company issued a press release and filed a Report on Form 10-Q that day which disclosed the VisionStar offer.

         On May 6, 1998, the Company engaged Wasserstein Perella & Co., Inc. ("WP&Co."). to explore a number of strategic alternatives on the Company's behalf, including the merger or sale of the Company to a third party, a capital infusion or a joint venture transaction. WP&Co. immediately commenced its analysis of the Company and its financial situation and alternatives, and began the preparation of an Offering Memorandum describing the Company, which included a copy of the Company's Form 10-Q.

         During the negotiations that took place between the Company and the few parties interested in acquiring all or a portion of the Company's LMDS spectrum, WP&Co. advised the Board that it had discussed the Company's potential right to acquire VisionStar with certain investors to whom it sent the Offering Memorandum and who continued to express interest in the Company following the Company's public announcement regarding VisionStar or who questioned WP&Co. after reviewing such announcement. The parties informed of the VisionStar project included WinStar Communications, Inc. ("WinStar") and the other principal bidder for the Company's LMDS spectrum (the "competing bidder"). Management further advised the Board that WinStar had engaged an independent satellite consultant to assess the possible utility of VisionStar in WinStar's business. WP&Co. reported to the Board that neither WinStar, the competing bidder nor any other potential investor contacted by WP&Co. expressed to WP&Co. significant interest in acquiring VisionStar.

         At its May 20 meeting, the Board designated a special committee (the "Special Committee") consisting of Directors Bossard, Walber and Rinaldo to consider the VisionStar offer, and the Special Committee was given a budget of $15,000 to engage separate counsel to assist it in evaluating the offer. Mr. S. Hovnanian pledged his full cooperation with the Special Committee in terms of making available to it all information relevant to VisionStar and its proposed business, and the Board urged the Special Committee to make use of all relevant information at its disposal, including the valuation analysis theretofore conducted by Mr. Bossard's satellite consultant. The Special Committee met several times, and was provided certain information by VisionStar, but was unable to retain separate counsel within its budgetary constraints (which the Company was unable to increase due to its own financial condition) and was unable to gain access, either through Mr. Bossard or his satellite consultant, to the such consultant's valuation report.

         At the meeting of the Board held on July 7, 1998 to consider the sale of 850 MHz of LMDS spectrum to WinStar (the "WinStar Spectrum Assignment"), the members of the Special Committee were called upon to report to the Board. Mr. Bossard reiterated his view that VisionStar needed to be acknowledged as a corporate asset of the Company as a condition to his support of the Spectrum Assignment. Director Rinaldo noted that the Company lacked the financial wherewithal and technical expertise to finance and execute a satellite-based business plan, and stated that he was, based on the record before the Special Committee, unable to determine whether VisionStar was, in his words, "a corporate opportunity or a corporate albatross." Mr. Walber seconded these views, criticizing Mr. Bossard's unwillingness to share his consultant's report and other information he appeared to possess about VisionStar with the Special Committee, and also expressing doubt, based on concerns expressed by Mr. Bossard, as to whether VisionStar's disclosures to the Special Committee were complete. Mr. Walber also suggested that Mr. Bossard had attempted to turn the Special Committee's work into "a witch hunt on disclosure issues" and an effort to implicate the Company's Chairman in some sort of wrongdoing, rather than a good faith consideration of whether or not accepting the VisionStar offer, with its attendant risks, responsibilities and potential rewards, was in the Company's best interest.

         At the meeting, Mr. S. Hovnanian represented to the Board that he had indeed turned over to the Special Committee all relevant information in his possession, including VisionStar's contract with OSI, although he conceded that some records relating to VisionStar appeared to have been in a box lost in the move of the Company's executive offices from Manhattan to Brooklyn. He also stressed that FCC requirements and VisionStar's funding obligations under its contract with OSI precluded his keeping his offer open indefinitely, since outside financing could not be raised until VisionStar's ownership situation was clarified. After initially demanding a decision from the Board, Mr. S. Hovnanian ultimately agreed to keep his offer open for 10 additional days. Several Board members invited Mr. Bossard to make a motion to accept the VisionStar offer, which he declined to do absent a list of the relevant documents contained in the box lost in the move. He also stated that his valuation of VisionStar was derived from statements of VisionStar's consultants at public meetings before the FCC, and not from any report by Mr. Bossard's consultant.

         For the reasons outlined above, Mr. Walber and Congressman Rinaldo stated that they were unable to continue as members of the Special Committee, but Mr. Bossard agreed to continue to serve as a committee of one. This was approved by general consensus of the Board, with a view toward the Board receiving a definitive recommendation from the Special Committee by July 17, 1998, ten days from the date of the meeting. No response was received from Mr. Bossard by that date, whereupon Mr. S. Hovnanian notified the Board that he considered his offer to have been rejected and that VisionStar would proceed to seek to finance its business independently, although he indicated a continued willingness to respond to future requests from the Board in this regard.

         At the request of Company Counsel, on August 4, 1998, VisionStar's outside counsel forwarded a renewal of the VisionStar offer to the Company on the same terms. On August 11, 1998, a telephonic meeting among certain Board members, including Messrs. S. Hovnanian and Bossard, and Company Counsel, was held. At such meeting, counsel reminded the directors of the VisionStar offer and asked Mr. Bossard, now the sole member of the Special Committee, whether Mr. Bossard's final report would be presented to the Board at its next scheduled meeting on August 19, 1998. Mr. Bossard confirmed that the final report would be presented at the August 19th meeting.

         August 19th Board Meeting. At the August 19th Board meeting, Mr. S. Hovnanian requested that Mr. Bossard present the final report of the Special Committee. Mr. Bossard said he still lacked information and was therefore unable to make any final report or recommendation. The Board members expressed frustration that the Special Committee had not made any progress and insisted that Mr. Bossard give an oral report concerning VisionStar. He reluctantly agreed to do so and began by stating his long-standing position that the
VisionStar  satellite  slot  was  already  an  asset  of the  Company  and  that
VisionStar and Mr. S. Hovnanian held the asset in "trust" for the Company. He went on to say that the technical specifications of the satellite slot were well-
suited for commercial exploitation. He indicated that he believed there were satellite manufacturers that would be interested in forming a partnership with the Company to exploit the VisionStar satellite slot. Mr. Bossard explained that, at Mr. S. Hovnanian's invitation, he was present at a meeting among VisionStar and prospective satellite construction partners at which one participant had indicated a $68 million valuation of the VisionStar satellite slot. While he acknowledged that a valuation of the license is complex, Mr. Bossard believed that $68 million was a reasonable valuation. He also noted that the value of a satellite slot is realized in large part only after the satellite has been launched and he acknowledged that there are currently no commercial satellites servicing the Ka band. Director Rinaldo asked whether Mr. Bossard had any written reports supporting a valuation of $68 million, and Mr. Bossard responded that he has engaged certain consultants to compile more information relating to launched satellites. Mr. Vahak Hovnanian stated that he believed that the Special Committee had been given more than adequate time to collect all the necessary information and that his strong preference was for the Board to take action on the VisionStar offer. As for Mr. Bossard's contention that he was not in receipt of all the necessary information to make a recommendation to the Board, Mr. S. Hovnanian stated for the record that all material information was provided to the Special Committee. In addition, Mr. S. Hovnanian said that as part of a sale agreement with the Company he would represent in writing to the Company that he has made full and complete disclosure to the Special Committee of all material information regarding VisionStar. He also stated that VisionStar has no commitments and is not a party to any contracts other than its contracts with OSI and Aerospace Consulting, which have been fully disclosed to the Special Committee.

         Mr. Bossard maintained that notwithstanding Mr. S. Hovnanian's assertions, he was not in a position to make a recommendation concerning the VisionStar offer. He stated that he required, among other things, written representations from Mr. S. Hovnanian that all material information regarding VisionStar had been disclosed to the Special Committee. After much discussion, Mr. S. Hovnanian stated that he would vote in the same manner as Mr. Bossard on the VisionStar offer if the offer were put to a vote of the Board. Director V. Hovnanian expressed his frustration at the failure of the Special Committee to make a recommendation in light of the time and effort that to date had been expended by the Board on the matter. Mr. V. Hovnanian then made a motion, seconded by Mr. S. Hovnanian, that the Board vote to accept the VisionStar offer. Director Rinaldo abstained, stating that Mr. Bossard failed to provide a written recommendation outlining in detail the pros and cons of a possible transfer of VisionStar to the Company. Director Rinaldo stated further that the satellite business is highly risky and very competitive. He noted that the Company is in a weak financial position, and that it would not be prudent to commit the Company's limited resources to a new business endeavor without satisfactory documentation demonstrating that the transfer could result in a profitable venture for the Company. Director V. Hovnanian voted in favor of accepting the offer, and stated for the record that he voted in favor based on Mr. Bossard's valuation of the VisionStar satellite slot. Director Bossard voted against accepting the VisionStar offer on the basis that the satellite slot was already an asset of the Company. In accordance with his previous representation that he would vote in the same manner as Mr. Bossard, Director S. Hovnanian voted against accepting the offer, though he did not subscribe to Mr. Bossard's rationale for opposing the VisionStar offer. As a result, the Board rejected the VisionStar offer by a vote of two to one, with one abstention. Mr. Bossard, however, claimed that the vote was "illegal" as a result of Mr. S. Hovnanian's conflict of interest.

         Company Counsel advised the Board that a conflict of interest does not render a vote "illegal" if the relevant facts as to the conflict have been disclosed or the transaction is otherwise determined to be fair to the Company.

Other Matters Considered at the August 19th Board Meeting

         Removal of Mr. Bossard from the Offices of Executive Vice President and Chief Technical Officer. Mr. S. Hovnanian then made a motion to remove Mr. Bossard from the offices of Executive Vice President and Chief Technical Officer of the Company. He reported to the Board that Mr. Bossard was not fulfilling his duties to devote substantially all of his time to Company business. Mr. S.
Hovnanian stated that he had sent a letter to Mr. Bossard in April 1998 notifying Mr. Bossard that he was expected to be present at the offices of the Company during the work week. Mr. S. Hovnanian said that during the prior three months, Mr. Bossard has been in the office for fewer than seven days. Mr.
Bossard contended that he (i) has been in the office regularly, (ii) is not required to work full time for the Company and (iii) makes a major contribution to the Company. Mr. V. Hovnanian stated that Mr. Bossard is not aware of the technical problems currently encountered by the Company and that Mr. V. Hovnanian has in the past brought to the Board's attention his belief that Mr. Bossard was not performing his duties as an officer of the Company adequately. After some further consideration, the Board voted to remove Mr. Bossard from such offices with cause.

         ICVA Settlement. Mr. S. Hovnanian then turned the Board's attention to the Company's settlement discussions with International CellularVision Association ("ICVA") relating to the Company's arrangement with ICVA to fund certain operating expenses of ICVA, which consist primarily of Congressman Rinaldo's annual salary of $200,000 for his services as President of ICVA. Congressman Rinaldo explained to the Board that in recognition of the Company's financial difficulties, he had proposed accepting reduced pay of $100,000 for the remainder of the year. Congressman Rinaldo also noted that he had only received one month's payment for the year to date. Mr. Bossard stated that he was not in favor of making any payment to ICVA given the change in the Company's business. Mr. V. Hovnanian disagreed, pointing out that the help of ICVA would be beneficial in connection with the Company's application to disaggregate its LMDS license, a step necessary to consummate the WinStar Spectrum Assignment. Mr. V. Hovnanian also stated that ICVA is needed now more than ever to act as the Company's representative in Washington, D.C. and to promote LMDS technology. Mr. S. Hovnanian added that any settlement with ICVA would require the consent of J.P. Morgan Investment Management ("JPMIM"), as a creditor of the Company.

         Mr. V. Hovnanian then made a motion that the Board resolve to approve ICVA's proposal and that Mr. S. Hovnanian be authorized to negotiate with JPMIM to obtain JPMIM's consent to the ICVA Settlement. Mr. S. Hovnanian seconded the motion and the Board voted to adopt the resolution, with Messrs. S. Hovnanian,
V. Hovnanian and Rinaldo voting in favor and Mr. Bossard voting against the resolution. Following the vote, Mr. Bossard stated his belief that Congressman Rinaldo's vote was "illegal" because he was an interested party notwithstanding the fact that Company Counsel had advised the Board that Congressman Rinaldo could vote on the matter.

         Motions of Mr. Bossard. Mr. Bossard then made the following motions, neither of which was seconded by any other Board member: First, a motion to remove Mr. S. Hovnanian from the offices of Chairman and Chief Executive Officer of the Company; and second, a motion that the Board remove Company Counsel as the Company's corporate legal counsel. In support of his motion to remove Mr. S. Hovnanian, Mr. Bossard stated that, among other things, Mr. Hovnanian was responsible for the drastic drop in the market price of the Company's common stock and that Mr. S. Hovnanian has misappropriated a Company asset (i.e., the VisionStar satellite slot). In support of his motion to have Company Counsel removed, he repeated his allegation, previously denied by Company Counsel and Mr. S. Hovnanian, that Company Counsel has represented Messrs. Shant and Vahak Hovnanian in other matters and that Company Counsel was and is aware of conflicts relating to VisionStar and that such conflicts have not been adequately disclosed. Because these motions were not seconded by any director, the motions were not voted upon by the Board.

Mr. Bossard's Request to Reconvene the Board to Reconsider the VisionStar Matter

         On August 26, 1998, Mr. Bossard contacted Mr. S. Hovnanian to discuss his desire to reconvene the Board meeting of August 19 so that he would have the opportunity to reconsider his vote on the VisionStar offer. Mr. S. Hovnanian indicated a willingness to reconvene the Board, but reminded Mr. Bossard that the VisionStar offer had been rejected. Mr. S. Hovnanian informally discussed with Mr. Bossard the conditions under which VisionStar might renew its offer to assign its satellite slot and its rights under the OSI contract to the Company, which would have included, among other things, an agreement on the part of Mr. Bossard, as a stockholder of the Company, to vote in favor of the WinStar Spectrum Assignment. Mr. S. Hovnanian suggested to Mr. Bossard that they have a follow-up meeting to continue to discuss these matters further, with a view to resolving the key issues dividing the Board, and Mr. Bossard indicated a willingness to proceed in the same constructive spirit. Since the date of such discussions, however, Mr. Bossard has failed to keep numerous promised appointments to discuss the matter further.


                         POTENTIAL DELISTING BY NASDAQ

         On August 26, 1998, the Company received notice (the "Notice") from The Nasdaq Stock Market informing the Company that it will have ninety days from the date of the Notice within which to regain compliance with Marketplace Rule 4450(a)(5), which requires listed companies to maintain a closing bid price equal to or greater than $1.00. The Notice states that if at any time within the ninety days from the date of such Notice the closing bid price of the Company's shares of Common Stock is equal to or greater than $1.00 for a minimum of ten consecutive trading days, the Company will have complied with the minimum bid requirement. If the Company is unable to demonstrate compliance with the $1.00 minimum bid requirement on or before November 24, 1998, the Company's Common Stock will be delisted from the Nasdaq National Market at the opening of business on November 27, 1998. In the event the Company is unable to achieve compliance with the minimum bid requirement, the Notice also states that the Company may seek further procedural remedies. During the period from August 26, 1998 to September 17,

1998, the closing bid price of the Company's Common Stock has ranged between $0.09375 and $0.50.


            M/A-COM V. CELLULARVISION USA, INC. ET AL. ARBITRATION

         On August 27, 1998, M/A-COM, a division of AMP Incorporated, commenced an arbitration proceeding (the "Arbitration") against the Company and certain other parties (together, the "Respondents"). The claim alleges that the Respondents have breached their contractual obligations to pay for approximately $600,000 worth of receiver/antenna assemblies were ordered and accepted by the Respondents. M/A-COM claims to have suffered direct and consequential damages as a result of such breach estimated to be in excess of $7 million. On September 3, 1998, the Supreme Court of the State of New York (the "Court") issued an order to show cause for order of attachment and temporary restraining order (the "Order") in response to a Verified Petition of M/A-COM, which demanded the entry of an order directing the Sheriff of the City of New York or the Sheriff of any County in the State of New York to seize and attach any and all property of certain Respondents, including the Company (the "Order Respondents"), found in his or her jurisdiction sufficient to satisfy the $7 million amount of M/A-COM's Arbitration claim ("M/A-COM's Motion"). The Order required the Order Respondents to appear before the Court on September 11, 1998 to show cause why M/A-COM's Motion should not be granted. In addition, as part of the Order, the Court issued a temporary restraining order restraining and prohibiting the Order Respondents and all other persons from transferring or paying any assets of the Order Respondents pending the Court's ruling on M/A-COM's Motion.

     The Company intends to defend vigorously its position that neither the Company nor its operating subsidiary, CellularVision of New York, L.P., is a party to either the contract giving rise to M/A-COM's claim or the contractual agreement to submit to arbitration. On September 11, 1998, the Company filed papers with the Court opposing M/A-COM's Motion and requesting that the Court vacate the temporary restraining order. In addition, the Company intends to make a motion in United States district court in New Jersey requesting that the arbitration be enjoined on the ground that no named respondent is a party to any arbitration agreement with M/A-COM.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            CELLULARVISION USA, INC.



                                            By: /s/ Shant S. Hovnanian
                                               -----------------------
                                                Name:  Shant S. Hovnanian
                                                Title:  Chief Executive Officer

September 21, 1998